100 N. Barranca Ave. #810 West Covina, California 91791 Tel: (626) 839-9116

January 28, 2010

VIA EDGAR AND OVERNIGHT MAIL

Securities and Exchange Commission
Jeffrey Gordon

Division of Corporation Finance
100 F Street, NE
Mail Stop 4631
Washington, DC  20549

Re:	Form 10-K for the year ended December 31, 2008 Forms 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009 File No. 1-34124

Dear Mr. Gordon:

With respect to the Response Letter we filed herein in response to your comment letter on January 20, 2010, the Company acknowledges that

•	it is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

 /s/        Yan Guo
Yan Guo
                                 Chief Finance Officer